Exhibit 99.1

[Nurix Logo]
Nurix Therapeutics Appoints Drug Development Expert Roy D. Baynes, MB.Bch., M.Med., Ph.D., to Its Board of Directors

Dr. Baynes has been a member of Nurix’s Medical Advisory Board since 2023
SAN FRANCISCO, March 13, 2025 (GLOBE NEWSWIRE) — Nurix Therapeutics, Inc. (Nasdaq: NRIX), a clinical-stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, announced today the appointment of Roy D. Baynes, MB.Bch., M.Med., Ph.D., to its board of directors. Dr. Baynes, who currently serves as executive vice president and chief medical officer of Eikon Therapeutics, has had a distinguished career in hematology and oncology and over 22 years of clinical leadership experience in pharmaceutical and biotech companies.
“Roy has been a trusted advisor to Nurix since 2023, and I am delighted to welcome him to our board of directors at this exciting time for the Company,” said Arthur T. Sands, M.D., Ph.D., president and chief executive officer of Nurix. “His extensive experience in the development of innovative, blockbuster medicines will be invaluable as we advance our pipeline across oncology and autoimmune indications.”
“As a clinical advisor, I have been deeply impressed by Nurix’s compelling science of protein degradation and the data that have been generated in the clinical trials of NX-5948 in patients with CLL and Waldenström macroglobulinemia, particularly in the face of growing resistance to BTK inhibitors,” said Dr. Baynes. “I have thoroughly enjoyed working with this talented team of drug discoverers, and I look forward to my increased involvement in Nurix’s plans for the clinical development and commercialization of its growing pipeline.”
Prior to joining Eikon Therapeutics, Dr. Baynes was chief medical officer and head of global clinical development at Merck, where he supervised the entire clinical portfolio at Merck Research Laboratories and was the architect of the development strategy for dozens of important new medicines including pembrolizumab (Keytruda), a humanized monoclonal antibody used in cancer immunotherapy that treats multiple tumor types as well as two histology agnostic indications. Earlier in his career, Dr. Baynes served as Senior Vice President of Oncology, Inflammation and Respiratory Therapeutics at Gilead Sciences, Inc., as Vice President of Global Development and head of the hematology/oncology development team at Amgen, Inc., and as Professor of Medicine at University of Kansas Medical Center and Wayne State University in Detroit, where he held the Charles Martin endowed chair of Cancer Research. Dr. Baynes holds an MB.BCh. (Bachelor of Medicine and Surgery), an M.Med. (specialist registration in Internal Medicine), and a Ph.D. from the University of Witwatersrand.

About Nurix Therapeutics, Inc.
Nurix Therapeutics is a clinical stage biopharmaceutical company focused on the discovery, development and commercialization of targeted protein degradation medicines, the next frontier in innovative drug design aimed at improving treatment options for patients with cancer and inflammatory diseases. Nurix’s wholly owned, clinical stage pipeline includes degraders of Bruton’s tyrosine kinase (BTK), a B-cell signaling protein, and inhibitors of Casitas B-lineage lymphoma proto-oncogene B (CBL-B), an E3 ligase that regulates activation of multiple immune cell types including T cells and NK cells. Nurix also is advancing multiple potentially first-in-class or best-in-class degraders and degrader antibody conjugates (DACs) in its preclinical pipeline. Nurix’s partnered drug discovery pipeline consists of preclinical stage degraders of IRAK4 and STAT6, as well as multiple additional programs under collaboration agreements with Gilead Sciences, Inc., Sanofi S.A. and Pfizer Inc., within which Nurix retains certain options for co-development, co-commercialization and profit sharing in the United States for multiple drug candidates. Powered by a fully AI-integrated discovery engine capable of tackling any protein class, and coupled with unparalleled ligase expertise, Nurix’s dedicated team has built a formidable advantage in translating the science of targeted protein degradation into clinical advancements. Nurix aims to establish degrader-based treatments at the forefront of patient care, writing medicine’s next chapter with a new script to outmatch disease. Nurix is headquartered in San Francisco, California. For additional information visit http://www.nurixtx.com.

Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995 and other federal securities laws. Any statements contained herein that do not describe historical facts, including, but not limited to, statements regarding the expected contributions Dr. Baynes will bring to Nurix and Nurix’s plans for the development and commercialization of its pipeline, are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those discussed in such forward-looking statements. Such risks and uncertainties include, among others, the risks described under the heading “Risk Factors” in Nurix’s Annual Report on Form 10-K for the period ended November 30, 2024, and subsequent filings with the SEC. Any of these risks and uncertainties could materially and adversely affect Nurix’s business and results of operations, which could, in turn, have a significant and adverse impact on Nurix’s stock price. Nurix cautions you not to place undue reliance on any forward-looking statements, which speak only as of the date they are made. Nurix undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

Contacts:
Investors
Jason Kantor, Ph.D.
Nurix Therapeutics, Inc.
ir@nurixtx.com

Elizabeth Wolffe, Ph.D.
Wheelhouse Life Science Advisors
lwolffe@wheelhouselsa.com

Media
Aljanae Reynolds
Wheelhouse Life Science Advisors
areynolds@wheelhouselsa.com
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